UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
 (AMENDMENT NO. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AZZ INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 11, 2023

On May 30, 2023, AZZ Inc. (the "Company") filed its 2023 Proxy Statement (the "Proxy Statement") which included four proposals for shareholders to consider at the Company's upcoming Annual Meeting of Shareholders to be held on July 11, 2023 ("Annual Meeting"). One of these proposals is Proposal 3 - Vote for the Approval of AZZ Inc.'s 2023 Long-Term Incentive Plan ("Proposal 3"). In connection with Proposal 3, the Company is providing the following additional supplemental information regarding the AZZ Inc. 2014 Long-Term Incentive Plan (the "2014 Plan") and the AZZ Inc. 2023 Long-Term Incentive Plan (the "2023 Plan") set forth in the Proxy Statement:

Equity Compensation Plan Information

The following table provides a summary of information as of June 20, 2023, relating to our equity compensation plans in which our Common Stock is currently authorized for issuance.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders(1)	379,373	'(2)	$—	1,377,246	'(3)

(1) Consists of the 2014 Plan and the 2018 Employee Stock Purchase Plan (“2018 ESPP”).
(2) Consists of outstanding awards, including 216,573 restricted stock units and 162,800 performance share units.
(3) Consists of (i) 227,768 shares remaining available for future issuance under the 2014 Plan; and (ii) 1,149,478 shares remaining available for issuance under the 2018 ESPP.

After June 20, 2023, provided that the 2023 Plan is approved by shareholders at the Annual Meeting, the Company will not grant any additional awards under the 2014 Plan, except for the annual equity award grants to be made to the Company's non-employee directors (other than Mr. Kaden, who does not receive an equity award) on the date of the Annual Meeting (July 11, 2023), consistent with past practice. On such date, each such non-employee director will receive an award grant of Common Stock shares under the 2014 Plan having a fair market value of $115,000 on the date of grant, provided that the total number of shares subject to all such award grants to non-employee directors shall not exceed 30,000 total shares of Common Stock.

AS A REMINDER, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO APPROVE THE 2023 PLAN.

The information above is being furnished in addition and as a supplement to, and not in lieu of, the information disclosed in our Proxy Statement regarding Proposal 3. No changes to Proposal 3 or the terms of the 2023 Plan are being proposed with this supplement. In deciding how to vote on Proposal 3, we encourage you to consider and read the information disclosed in our Proxy Statement in addition to the information above.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. OUR PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM AND WWW.AZZ.COM/INVESTOR-RELATIONS/.